UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 7, 2011

ADVANCED CELL TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50295	87-0656515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Locke Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (508) 756-1212
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 7, 2011, Advanced Cell Technology, Inc. entered into settlement agreements with certain holders of convertible promissory notes and warrants that were issued between 2005 and 2010. The settlement agreements relate to claims that the holders may have against us regarding the assertion that the conversion price of the notes and the exercise price of the warrants should have been adjusted as a result of certain transactions between the Company and JMJ Financial, Inc. during 2010. We have previously disclosed information about similarly situated holders asserting similar claims in our current reports on Form 8-K that we filed with the Securities and Exchange Commission on August 17, 2011, September 22, 2011 and October 14, 2011.

We have entered into settlement agreements with 40 holders of the notes and/or warrants. Not included in these settlements are 4 holders that could not be reached and 4 other holders in active litigation with the Company.  Pursuant to the settlement agreements, we agreed to issue an aggregate of 240.5 million shares of our common stock to the settling holders.

Because we do not at this time have a sufficient number of authorized but unissued shares of common stock to issue all of the shares of common stock that we agreed to issue to settling holders pursuant to the settlement agreements, we agreed pursuant to the settlement agreements to seek approval from our stockholders to amend our certificate of incorporation to increase our authorized common stock to accommodate the shares of common stock we agreed to issue pursuant to the settlement agreements. Pursuant to the settlement agreements, we will be required to issue the shares of our common stock to the settling holders within ten business following the date we amend our certificate of incorporation to increase our authorized shares of common stock. The settlement agreements include a mutual release of claims that is effective upon the delivery of the common stock.

We entered into settlement agreements with two settling holders pursuant to which we agreed to issue to each such holder a number of shares of our common stock that exceeds 1% of the number of shares of common stock that we currently have issued and outstanding. One of those settling holders is Smithfield Fiduciary, LLC, pursuant to which we agreed to issue 31,635,025 shares of our common stock. The other settling holder is T.R. Winston & Company, LLC, pursuant to which we agreed to issue 51,481,217 shares of our common stock.

Attached as exhibit 10.1 herewith is a form of the settlement agreement that represents in substantial form the settlement agreement that we entered into with each of the settling holders.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 in this current report on Form 8-K is incorporated by reference into this Item 3.02. The shares that we agreed to issue to the note and warrant holders will be issued in reliance upon the exemption from registration set forth in Section 3(a)(9) of the Securities Act of 1933, as amended, as well as Section 4(2) of the Securities Act.

Item 8.01.	Other Events.

We plan to issue on December 12, 2011 a press release announcing the settlement agreements and the filing of a preliminary proxy statement with the Securities and Exchange Commission regarding the proposal to increase our authorized common stock, a copy of which is attached as an exhibit to this report and incorporated herein by reference.

Additional Information and Where to Find It

We have filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement in connection with our proposal to increase our authorized common stock. We plan to file a definitive proxy statement with the SEC and mail such definitive proxy statement to stockholders of record on the record date for the meeting at which stockholders will be asked to adopt the amendment to the company’s certificate of incorporation to increase the company’s authorized shares. The company, Mr. Rabin and certain of its directors, executive officers and other members of management may, under SEC rules, be deemed “participants” in the solicitation of proxies from the company’s stockholders with respect to the proposed increase in the company’s authorized shares. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED INCREASE IN THE COMPANY’S AUTHORIZED SHARES ABOUT THE PROPOSAL AND OTHER IMPORTANT INFORMATION INCLUDING THOSE PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION. Investors and stockholders may obtain a free copy of the definitive proxy statement when it becomes available, and other documents filed by us with the SEC, including the preliminary proxy statement, at the SEC’s web site at http://www.sec.gov. Free copies of the definitive proxy statement, when it becomes available, and the Company’s other filings with the SEC may also be obtained from the company by directing a request to Advanced Cell Technology, Inc., 33 Locke Drive, Marlborough, Massachusetts 01752, Attention: Secretary.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Settlement Agreement and Mutual Release
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2011	Advanced Cell Technology, Inc.

	By:	/s/ Gary H. Rabin
Gary H. Rabin
Chief Financial Officer